Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997

PPL Corporation Names Former Brown-Forman Executive to its Board of Directors

ALLENTOWN, Pa. (Jan. 18, 2018) -- PPL Corporation (NYSE: PPL) announced today that Phoebe A. Wood, an executive with three decades of international, financial and operational management experience, will join the company's board of directors.
Wood, currently the principal of investment firm CompaniesWood, has been elected to the PPL board, effective January 18, 2018.
“We are very pleased to welcome Phoebe to the PPL board,” said William H. Spence, PPL chairman, president and Chief Executive Officer. “Her strong financial and strategic planning background makes her an exceptional addition to our board.”
From 2001 through 2008, Wood served as Chief Financial Officer of Brown-Forman Corporation, as well as executive vice president from 2001 to 2006 and as vice chairman from 2006 to 2008. A key leader and decision maker, she was responsible for controllership, treasury, tax, corporate development, investor relations, information technology, knowledge management and audit functions.
Prior to joining Brown-Forman, Wood served from 2000 to 2001 as vice president and Chief Financial Officer, and as a director, of Propel Corporation, a telecommunications subsidiary of Motorola, Inc.
Until 2000, Wood served in various financial leadership and business development positions, both domestically and internationally, during her almost 24-year tenure at Atlantic Richfield Company (ARCO). While at ARCO, she served as vice president of finance planning and control of ARCO Alaska, Inc., vice president of business development of ARCO’s U.S. exploration and production subsidiary and vice president of finance, planning and control at ARCO’s subsidiary in England, as well as in other management positions.
A resident of Louisville, Kentucky, Wood holds a master’s degree in business administration from UCLA and a bachelor’s degree in psychology from Smith College.
She also serves on the board of directors of Leggett & Platt, Incorporated, Invesco Ltd. and Pioneer Natural Resources Company. She is a trustee of The Gheens Foundation, Pitzer College, the American Printing House for the Blind and a trustee emerita of Smith College. She is also an active member of The Committee of 200 and Women Corporate Directors.
Her appointment will bring PPL’s total board membership to 10, nine of whom are outside, independent directors. The board has also appointed Wood to the Compensation, Governance and Nominating Committee, effective January 18, 2018.
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With about 13,000 employees, PPL is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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